UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 2, 2016

INTERCEPT PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35668	22-3868459
(state or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

450 W. 15th Street, Suite 505 New York, New York		10011
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (646) 747-1000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On May 2, 2016, Intercept Pharmaceuticals, Inc. (“Intercept” or the “Company”) reached an agreement with the lead plaintiff to seek Court approval of a proposed resolution of class action litigation pending against it in the U.S. District Court for the Southern District of New York.

The lawsuit, styled In re: Intercept Pharmaceuticals, Inc. Securities Litigation, claimed that Intercept and certain of its officers made material misrepresentations and/or omissions in Intercept’s disclosures regarding the early stopping of the Phase 2b FLINT trial of obeticholic acid in non-alcoholic steatohepatitis, or NASH. The lawsuit was filed by stockholders claiming to be suing on behalf of anyone who purchased or otherwise acquired Intercept common stock between January 9 and January 10, 2014. The lead plaintiff sought unspecified monetary damages on behalf of the putative class and an award of costs and expenses, including attorneys’ fees.

The proposed settlement contemplates payment of $55 million, of which $10 million will be funded by the Company’s insurers. Under the proposed settlement, the defendants do not admit any liability. The defendants also continue to deny all allegations against them and to maintain that the suit has no merit. It is anticipated that the settlement will not have a material impact on Intercept’s business.

Following preliminary approval of the settlement, a notice will be sent to class member with information regarding the terms of the settlement, the plan for allocation and distribution of the settlement funds, and claim procedures. It is anticipated that the process will take several months.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERCEPT PHARMACEUTICALS, INC.

Dated: May 3, 2016	/s/ Mark Pruzanski
Mark Pruzanski, M.D. President and Chief Executive Officer